EXHIBIT 23


                       CONSENT OF CLIFTON GUNDERSON L.L.C.



Board of Directors
Minnesota Corn Processors and Consolidated Entities

We consent to the use in this Annual Report on Form 10-K of Minnesota Corn Processors, LLC of our report dated May 5, 2000 relating to the consolidated financial statements of Minnesota Corn Processors and Consolidated Entities.

/s/ Clifton Gunderson L.L.C.

Marshfield, Wisconsin
June 28, 2000